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                                                                    Exhibit 21.1

                                  Subsidiaries



Name                                        Jurisdiction of Incorporation
----                                        -----------------------------


Firepond UK Ltd                                         England
Firepond Nordic AB                                      Sweden
Firepond Benelux BV                                     Netherlands
Firepond Europe BV                                      Netherlands
Firepond Deutschland GmbH                               Germany
Firepond France SAS                                     France
Firepond Japan KK                                       Japan
Firepond Korea Co. Ltd                                  Korea
Firepond International Inc                              Minnesota
Firepond of Michigan, Inc.                              Michigan
Brightware, Inc.                                        Delaware